AGL Resources Inc.

Computation of Ratio of Earnings to Fixed Charges

(Dollars in millions)

			For the years ended September 30,
			2001	2000	1999	1998	1997

Ratio of Earnings to Interest Charges Ratio of Earnings to Interest Charges and Preferred Stock Dividends

		Earnings before interest and taxes	$ 236.2	$ 166.0	$ 172.6	$ 180.5	$ 181.8
	Add:	AFUDC - debt portion	1.5	2.0	0.7	0.4	0.4

(A)		Earnings for interest and preferred coverage	237.7	168.0	173.3	180.9	182.2

		Interest on long-term debt (before reduction for AFUDC)	57.4	46.7	49.7	49.7	45.1
		Other interest	31.0	6.9	4.0	5.1	7.5

(B)		Total interest expense (before reduction for AFUDC)	88.4	53.6	53.7	54.8	52.6

		Dividends on preferred stock	10.5	6.1	6.1	6.7	6.2

(C)		Total interest and preferred stock dividends	$ 98.9	$ 59.7	$ 59.8	$ 61.5	$ 58.8

		Ratio of earnings to interest charges (A)/(B)	2.69	3.13	3.23	3.30	3.46

		Ratio of earnings to interest charges and
		preferred stock dividends (A)/(C)	2.40	2.81	2.90	2.94	3.10

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
		Earnings	$ 88.9	$ 71.1	$ 74.3	$ 80.6	$ 76.6
(A)	Add:	Income taxes	49.9	37.2	39.1	38.8	46.8

(B)		Income from continuing operations before income taxes	138.8	108.3	113.4	119.4	123.4
	Add:	Interest on long-term debt (before reduction
		for AFUDC)	57.4	46.7	49.7	49.7	45.1
		Dividends on preferred stock - pretax (D)	16.4	9.3	9.3	9.9	10.0
		Amortization of debt expense	0.6	0.3	0.3	0.3	0.3
		Other interest	31.0	6.9	4.0	5.1	7.5
		Interest Component of Rentals (1/3 Rents)	5.9	4.0	2.8	2.6	2.2

(C)		Earnings as adjusted	$ 250.1	$ 175.5	$ 179.5	$ 187.0	$ 188.5

	Computation of Dividends on Preferred Stock - Pretax
		Effective tax rate (A)/(B)	0.3595	0.3435	0.3448	0.3250	0.3793
		1 minus effective tax rate (gross-up factor)	0.6405	0.6565	0.6552	0.6750	0.6207

		Dividends on preferred stock	$ 10.5	$ 6.1	$ 6.1	$ 6.7	$ 6.2
		Divided by gross-up factor	0.6405	0.6565	0.6552	0.6750	0.6207
(D)		Dividends on preferred stock - pretax	$ 16.4	$ 9.3	$ 9.3	$ 9.9	$ 10.0

		Fixed Charges & Dividends
		Interest on long-term debt (before reduction for AFUDC)	$ 57.4	$ 46.7	$ 49.7	$ 49.7	$ 45.1
		Amortization of debt expense	0.6	0.3	0.3	0.3	0.3
		Other interest	31.0	6.9	4.0	5.1	7.5
		Interest component of rentals (1/3 rent expense)	5.9	4.0	2.8	2.6	2.2
(D)		Dividends on preferred stock - pretax	16.4	9.3	9.3	9.9	10.0

(E)		Combined fixed charges and preferred stock dividends	$ 111.3	$ 67.2	$ 66.1	$ 67.6	$ 65.1

		Ratio of earnings to combined fixed charges and
		preferred stock dividends (C)/(E)	2.25	2.61	2.72	2.77	2.90